Exhibit 23.1

Consent of Independent Registered Certified Public Accounting Firm

We hereby consent to the incorporation by reference in this post-effective Amendment No. 4 to the Registration Statement on Form S-3 of our report dated December 12, 2005 relating to the consolidated financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in BankUnited Financial Corporation’s Annual Report on Form 10-K/A for the year ended September 30, 2005. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Miami, Florida

April 3, 2006